December 22, 2011
To whom it may concern

REIT Issuer:
Japan Hotel and Resort, Inc.
Roppongi Hills Mori Tower, 6-10-1,
Roppongi Minatoku, Tokyo
Executive Director	Kaname Masuda
(Securities code: 8981)
Asset Management Company:
Japan Hotel & Resort K.K.
Chief Executive Officer	Hiroyuki Suzui,
Contact: Operations Division Director
Noboru Itabashi
Tel: 03-6439-0333

Notice Concerning the Change of Parent Company (Including Other Related Company)
of the Asset Management Company

We hereby announce a change of the parent company of Japan Hotel & Resort K.K. (“JHRKK”), the asset management company for Japan Hotel and Resort, Inc. (“JHR”), and related matters as follows:

1.	Change of Parent Company of the Asset Management Company

(1)	Summary of Change of Parent Company

MLQ Investors, L.P. (“MLQ”), a wholly owned company of Goldman Sachs Group (“GS Group”), which is the current sponsor of JHR, executed an agreement for the transfer of shares, under which MLQ will transfer all JHRKK shares (the “Transfer of Shares”) held by it to Rockrise Sdn Bhd (“Rockrise”), a company owned by Real Estate Capital Asia Partners II L.P. (“RECAP II”) (RECAP II, Rockrise and RECAP III (as described below) are hereinafter collectively referred to as “RECAP Group”.) as of today.

For details on RECAP II, Rockrise and RECAP III, see “4. Profile of RECAP Group (the New Sponsor)” and <Table 1>, <Table 2> and <Table 3> below.

(2)	Background of the Transfer of Shares

In light of the significant changes to economic circumstances such as economic trends, GS Group, like other companies, has considered the transfer of its JHRKK shares as part of the review of its investment assets.  During this process, GS Group determined that RECAP Group, which has a large presence in various parts of Asia, a strong network with multinational enterprises and in-depth knowhow concerning the real estate investment and hotel management, is currently acting as the sponsor of Nippon Hotel Fund Investment Corporation (“NHF”) and has full knowledge of, and investment experience in, the Japanese real estate and REIT markets, is the most suited as the new sponsor to JHR and decided to execute the agreement for the Transfer of Shares.

The merger between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc. (“Investment Corporations Merger”) involves a statutory merger between foreign companies. The Investment Corporations Merger is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this press release was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Investment Corporations Merger, such as in open market or privately negotiated purchases.

JHRKK also determined that RECAP Group is the most suitable new sponsor for JHR, recognizing the support expected to be provided by RECAP Group to JHR for the internal growth, external growth and reinforcement of its financial base, as well as the performance of RECAP Group as the current sponsor of NHF, and approved the Transfer of Shares at its board of directors’ meeting held today.

(3)	Other Related Transactions

The transactions related to the Transfer of Shares are as follows:

(i)	Merger of Investment Corporations

As disclosed in the “Notice Concerning the Execution of Merger Agreement between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc.” announced today, JHR and NHF executed a merger agreement as of today (the “Investment Corporations Merger”), under which NHF will be the surviving corporation.  The Investment Corporations Merger will be implemented subject to, among others, approval by the unitholders’ meeting of JHR (the scheduled effective date of the merger: April 1, 2012).

(ii)	Merger of Asset Management Companies

As disclosed in the “Notice Concerning the Execution of Merger Agreement between Asset Management Companies” announced today, a merger of JHRKK and JHRA (Note) (the “Asset Management Companies Merger”) is scheduled to have an effective date of April 1, 2012 (the date of the execution of the merger agreement: December 22, 2011), to ensure the smooth transfer of the asset management operations related to the assets held by JHR in consideration of the Investment Corporations Merger and the effective management of the assets held by NHF after the Investment Corporations Merger.

(Note)	Japan Hotel REIT Advisors Co., Ltd., the asset management company for NHF, is hereinafter referred to as “JHRA”.

(iii)	Change in Number of Investment Units Held by Major Unitholders of JHR

An agreement was executed as of today for the transfer of a total of 23,369 investment units of JHR (approximately 22.1% of the issued investment units) held by GS Group to Real Estate Capital Asia Partners III L.P. (“RECAP III”) or SPC in RECAP Group for 3,037 million yen in total (the scheduled date of such transfer of investment units: December 29, 2011).

(iv)	Transfer of All Shares of JHR’s Important Lessee

An agreement was executed as of today for the transfer of all shares of Hotel Management Japan K.K., currently a wholly owned company of GS Group, to RECAP III or SPC in RECAP Group (the scheduled date of such transfer of shares: December 29, 2011).

Hotel Management Japan K.K. is a lessee for the JHR’s five hotels with payments of variable rents and, therefore, is an extremely important lessee for JHR.

2.	JHRKK Shares to be Transferred

Transferor of Shares	Transferee of Shares	Number of Shares to be Transferred (Shares)	Ratio (%)
MLQ Investors, L.P.	Rockrise Sdn Bhd	3,400	100.0

3.	Shareholder Composition of JHRKK

(1)	Before the Transfer of Shares

Name	Address	Number of Shares Held (Shares)	Ratio (%)
MLQ Investors, L.P.	200 West Street, New York, NY 10282, U.S.A	3,400	100.0
Total		3,400	100.0

(2)	After the Transfer of Shares

Name	Address	Number of Shares Held (Shares)	Ratio (%)
Rockrise Sdn Bhd	Lot 6.05, Level 6, KPMG Tower, 8 First Avenue, Bandar Utama, 47800 Petaling Jaya, Selangor Darul Ehsan, Malaysia	3,400	100.0
Total		3,400	100.0

4.	Profile of RECAP Group (the New Sponsor)

(i)	Rockrise is a wholly owned company of RECAP II, established under the laws of Malaysia for the exclusive purpose of acquiring and holding investment securities.

(ii)	RECAP II is an investment entity, the general partner of which is SCG Capital Partners II Limited, and the management of its assets is entrusted to SC Management Limited (“SCM”).

(iii)	RECAP III is an investment entity, the general partner of which is SCG Capital Partners III Limited, and the management of its assets is entrusted to SC Management III Private Limited (“SCM-III”).

(iv)
SCM and SCM-III have a large presence in various parts of Asia and carry on, as their principal business, management and advising services related to real estate and hotel investment all over Asia, taking advantage of their strong network with multinational enterprises and in-depth knowhow concerning real estate investment and hotel management.

(v)	SPCs (Special Purpose Corporations, etc.), incorporated in line with the intention of companies or entities which are described in items (i) through (iv) above, are included in RECAP Group.

As of today, RECAP Group holds 27.28% of the total issued investment units of NHF, and holds 70% of the shares of JHRA, the asset management company of NHF, through Rockrise.  For more information regarding RECAP Group, see the “Relationship Diagram of RECAP Group” provided in the exhibit.

<Table 1>  Profile of Rockrise
(1)	Name	Rockrise Sdn Bhd
(2)	Address	Lot 6.05, Level 6, KPMG Tower, 8 First Avenue, Bandar Utama, 47800 Petaling Jaya, Selangor Darul Ehsan, Malaysia
(3)	Name of Representative	Suchad Chiaranussati (Director) Choo Kong Thien (Director) Lee Chee Kian (Director)
(4)	Line of Business	Acquisition and holding of investments securities, etc
(5)	Capital	100,000 Malaysian Ringgit (as of December 15, 2011) (equivalent to 2.5 million yen based on a Malaysian Ringgit /Japanese yen exchange rate of MYR 1 = JPY 25)
(6)	Date of Establishment	April 20, 2010
(7)	Major Shareholders and their Shareholding Ratio (as of December 15, 2011)	Real Estate Capital Asia Partners II L.P. (RECAP II) 100%
(8)	Relationship with JHR or JHRKK	None

<Table 2>  Profile of RECAP II
(1)	Name	Real Estate Capital Asia Partners II L.P. (RECAP II)
(2)	Address	c/o Maples Corporate Services Limited P.O. Box 309GT, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
(3)	Date of Establishment	June 21, 2007
(4)	General Partner	SCG Capital Partners II Limited (Representative: Suchad Chiaranussati (Chairman) (Note))
(5)	Asset Management Company	SC Management Limited (Representative: Suchad Chiaranussati (Chairman))
(6)	Key Investment Area	Asia (Japan, South Korea, China, Singapore, Thailand and Vietnam)
(7)	Key Investment Experience	In addition to Nippon Hotel Fund Investment Corporation, high-grade resort facilities in Thailand, high-grade residential facilities and high-rise office buildings in Singapore and Hong Kong, etc.
(8)	Attribute of Major Investors	Leading real estate companies in Singapore, one of the world’s largest asset management groups, and U.S.- and Europe-owned pension funds, etc.
(9)	Fund Size	Undisclosed (Note)
(10)	Net Assets	Undisclosed (Note)
(11)	Relationship with JHR or JHRKK	None
(Note)	There is no consent to disclose such information.

<Table 3>  Profile of RECAP III
(1)	Name	Real Estate Capital Asia Partners III L.P. (RECAP III)
(2)	Address	c/o Maples Corporate Services Limited P.O. Box 309GT, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
(3)	Date of Establishment	March 1, 2011
(4)	General Partner	SCG Capital Partners III Limited (Representative: Suchad Chiaranussati (Chairman) (Note 1))
(5)	Asset Management Company	SC Management III Private Limited (Representative: Suchad Chiaranussati (Chairman))
(6)	Key Investment Area	Asia (Japan, South Korea, China, Taiwan, Hong Kong, Singapore, Thailand, Vietnam and Indonesia)
(7)	Key Investment Experience	Scheduled to make real estate investments in various parts of Asia hereafter, in addition to Japan Hotel and Resort, Inc.
(8)	Attribute of Major Investors	Leading real estate companies in Singapore, one of the world’s largest asset management groups, and U.S.-owned pension funds, etc.
(9)	Fund Size	Undisclosed (Note 2)
(10)	Net Assets	Undisclosed (Note 2)
(11)	Relationship with JHR or JHRKK	None
(Note 1)	For more information regarding the profile of Mr. Suchad Chiaranussati, see “5. Profile of the Representative of the General Partner of RECAP II and RECAP III” below.
(Note 2)	There is no consent to disclose such information.

5.	Profile of the Representative of the General Partner of RECAP II and RECAP III

Name (Title)	Profile
Suchad Chiaranussati (Chairman)	1986	Graduated with a Bachelor of Science (Economics) from London School of Economics
	1987	Graduated with a Master of Science in Management Science from the Imperial College (in London)
	1987-1991	Bank of Thailand Foreign Exchange Reserve Management Division
	1991-1992	Manager of Direct Investment at Temasek Holdings (in Singapore)
	1992-1998	Vice President in the Proprietary Investment and Investment Banking group of JPMorgan (in Singapore)
	1998	Advisor appointed by Bank of Thailand (mainly engaged in the restructuring of the public and private sector of Thailand)
	1999-2004	Principal and Managing Director of Westbrook Asia (in Singapore) (mainly engaged in the investment activities in Asia)
	2004	Established Real Estate Capital Asia Partners I L.P. Established SC Management Limited
	2007-Current	Established Real Estate Capital Asia Partners II L.P. (RECAP II) Representative (Chairman) of the General Partner of RECAP II
	2011-Current	Established Real Estate Capital Asia Partners III L.P. (RECAP III) Representative (Chairman) of the General Partner of RECAP III Established SC Management III Private Limited

6.	Schedule of Change

December 22, 2011	Execution of the agreement on transfer of shares for the Transfer of Shares
December 22, 2011	Approval of the Transfer of Shares at the board of directors’ meeting of JHRKK
December 29, 2011	Implementation of the Transfer of Shares (completion of the change of shareholder)

7.	Outlook

For the influence on JHR’s performance for the deemed fiscal period ending March 2012 (from September 1, 2011 through March 31, 2012), this has not yet been determined at this time but will be disclosed upon determination.

*
The original Japanese document was distributed to press clubs in the Tokyo Stock Exchange, the Ministry of Land, Infrastructure, Transport and Tourism, and the construction trade newspaper of the Ministry of Land, Infrastructure, Transport and Tourism.

*	Japan Hotel and Resort, Inc. website: http://www.jhrth.com/

Exhibit

Relationship Diagram of RECAP Group